EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)(4)
Common stock, par value	$12,000,000	$1,112.40
Common stock Purchase Warrants
Shares of common stock underlying shares of common stock purchase warrants	$12,000,000	$1,112.40
Pre-funded warrants to purchase shares of common stock
Shares of common stock underlying pre-funded warrants	$240,000	$22.25

Total(4)	$24,240,000	$2,247.05

(1)

Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)

The proposed maximum aggregate offering price of the shares of common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the shares of common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the shares of common stock and pre-funded warrants (including the shares of common stock issuable upon exercise of the pre-funded warrants), if any, is $24,240,000.

(4)	$3,763.96 previously paid.